Exhibit 99.1

CALABASAS, CALIFORNIA, July 14, 2003... CREATIVE COMPUTER APPLICATIONS, INC. or CCA (AMEX - CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments, announced today its sales and earnings for its third fiscal quarter and nine-month period ended May 31, 2003.

Sales for the third fiscal quarter ended May 31, 2003 were $1,989,091 compared to sales of $2,102,222 for the comparable quarter one year ago. The Company earned net income of $66,747 or $.02 per basic and diluted earnings, for the current fiscal quarter, compared to net income of $118,369, or $.04 per basic and diluted earnings, for the comparable quarter one year ago.

Sales for the nine-month period ended May 31, 2003 were $5,726,037 compared to sales of $5,643,960 for the comparable nine-month period one year ago.  The Company earned net income of $131,593 or $.04 per basic and diluted earnings, for the current nine-month period, compared to net income of $207,020 or $.06 per basic and diluted earnings, for the comparable nine-month period one year ago.

Steven M. Besbeck, President and CEO, stated,  “We view the results of Operations for the third quarter and nine-month period ending May 31, 2003, as indicative of one of the more challenging periods in CCA’s history.  However, we were able to maintain operating levels and profitability despite the difficult business environment associated with the economy, a transition to a completely new version of our lead product, CyberLAB®, and the daunting task of providing new HIPAA compliant software enhancements for all our products to hundreds of client sites.  We also experienced delays in the timely completion of installations and the concurrent recognition of revenues from sales of our CIS products that were impacted by third-party issues.  During the third quarter we focused considerable attention on our existing clients related to upgrades, software, and services associated with HIPAA compliance issues. Our profitability was impacted by delays we experienced in implementations and increased marketing expenses that were incurred in the quarter.  During the quarter we completed most of the development of CyberLAB 7.0 a completely new, browser-based version of our laboratory information system and launched it at an important industry trade show, where it was enthusiastically reviewed.  We believe the investment that we are making in our product development activities will position CCA for future growth and distinguish CCA as a technology innovator in clinical information systems.”

CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments.  Its primary products, CyberLAB®, CyberMED® and CyberRAD® are highly functional, scalable, and can be deployed in a variety of healthcare settings.  CCA’s systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

Creative Computer Applications, Inc.

Operating Results (Unaudited)

	Three Months Ended May 31,		Nine— Months Ended May 31,
	2003	2002	2003	2002

Net Sales and Service Revenues	$1,989,091	$2,102,222	$5,726,037	$5,643,960
Gross Margin	1,028,196	1,131,107	2,942,415	2,951,069
Operating Income	113,052	208,368	221,096	362,939
Net Income	66,747	118,369	131,593	207,020
Basic Earnings Per Share	.02	.04	.04	.06
Diluted Earnings Per Share	.02	.04	.04	.06

Average Shares Outstanding (Basic)	3,318,900	3,251,483	3,285,844	3,235,622
(Diluted)	3,559,335	3,368,066	3,494,041	3,245,108

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to management, including management’s own knowledge and assessment of the Company’s industry and competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.